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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-92495, 333-92497, 333-92499, 333-75610, and 333-81410 of Huttig Building
Products, Inc. on Form S-8 of our report dated January 24, 2003, except for Note 14, as to which the date is March 6, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill to conform to Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets) appearing in this Annual Report on Form 10-K of Huttig Building Products, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP


St. Louis, Missouri
March 18, 2003